Exhibit 99

For Release: 11:30 a.m. EST

January 26, 2010

GM Reaches Agreement to Sell Saab to Spyker

DETROIT – General Motors and Spyker Cars NV today confirmed that they have reached a binding agreement on the purchase of Saab Automobile AB.

“Today’s announcement is great news for Saab employees, dealers and suppliers, great news for millions of Saab customers and fans worldwide, and great news for GM,” said John Smith, GM vice president for corporate planning and alliances.

“General Motors, Spyker Cars, and the Swedish government worked very hard and creatively for a deal that would secure a sustainable future for this unique and iconic brand, and we’re all happy for the positive outcome,” Smith said.

As part of the agreement, Spyker will form a new company, Saab Spyker Automobiles, which will carry the Saab brand forward. The sale will be subject to customary closing conditions, including receipt of applicable regulatory, governmental and court approvals. Other terms and conditions specific to the sale will be disclosed in due time.

The Swedish government is at present reviewing the transaction and the related request for guarantees of a Saab Automobile loan that has been requested from the European Investment Bank (EIB). Assuming quick action, the transaction is expected to close in mid-February, and previously announced wind down activities at Saab will be immediately suspended, pending the close of the transaction.

“Throughout the negotiations, GM has always had the hope to find a solution for Saab that would avoid a wind down of the brand,” added Nick Reilly, president, GM Europe. “We’ve worked with many parties over the past year, including governments and investors, and I’m very pleased that we could come to such a good conclusion, one that preserves jobs in Sweden and elsewhere. GM will continue to support Saab and Spyker on their way forward.”

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About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 204,000 people in every major region of the world and does business in some 140 countries. GM and its strategic partners produce cars and trucks in 34 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Opel, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

Saab background: Saab entered the auto business in 1949 with the first model 92. Its aerodynamic shape and advanced technology drew from the company’s roots as an aircraft maker, and helped create what was to become a loyal and passionate customer base. GM acquired a 50 percent stake in Saab in 1990, and acquired the balance of Saab in 2000. As part of its strategy to focus on its four strongest brands in the U.S., GM began seeking a buyer for Saab in January 2009, a concerted effort that led to today’s announcement.

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Contacts:

Tom Wilkinson

+1 313-378-6233

tom.wilkinson@gm.com

Saab Automobile Press Office

+ 46 520 279 797

Eric Geers

Saab Communications

+46 703 205 490

eric.geers@gm.com

John McDonald

+1 313-418-2139

john.m.mcdonald@gm.com

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